AGREEMENT AMONG JOINTLY INSURED PARTIES

Joint Fidelity Bond

This Agreement Among Jointly Insured Parties (the “Agreement”) is made as of August 19, 2018 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Structured Credit Fund, L.P., SEI Insurance Products Trust, SEI Catholic Values Trust, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, The Advisors’ Inner Circle Fund III, Bishop Street Funds, The KP Funds, Gallery Trust, Causeway Capital Management Trust, Causeway ETMF Trust, Schroder Series Trust, Schroder Global Series Trust (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc., SEI Investments Global Funds Services and SEI Institutional Transfer Agent, Inc. (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, the Insureds desire to be named as joint insureds under a Joint Insured Fidelity Bond with a term from August 19, 2018 to August 19, 2019 (the “Bond”); and

WHEREAS, the Insureds desire to establish (i) criteria by which recoveries under the Bond shall be allocated among the Insureds in compliance with Rule 17g-1 under the Investment Company Act of 1940, as amended (the “Act”), and (ii) the basis on which additional investment companies may be added as named Insureds under the Bond and as parties to this Agreement;

NOW, THEREFORE, it is hereby agreed as follows:

1. In the event recovery is received under the Bond as the result of a loss sustained by a Fund and one or more other Insureds, such Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

2. In the event that an insurer asserts that the liability to an SEI Service Entity in the event of a loss under the Bond has the effect of reducing the maximum limit of its liability under the Bond, each SEI Service Entity agrees to reduce its claim against such insurer under the Bond to the extent required so that any Fund claimant shall receive an amount at least equal to the full amount of its claim or the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1(d)(1) under the Act.

3. The Insureds may amend this Agreement to add another investment company as a party to the Agreement provided that (a) such investment company satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; (b) the premium paid by each Fund following the addition of another investment company as a party to the Agreement would be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond; (c) such investment company has retained an SEI Service Entity to provide services to the investment company; and (d) such investment company executes a written Addendum to this Agreement in the form set forth in Exhibit A of this Agreement and delivers a copy of such executed Addendum to each Insured.

4. The obligations of the Funds under this Agreement are not binding upon any of the Trustees or holders of units of beneficial interest of any such Fund individually, but bind only the respective assets of each Fund.

This Agreement among Jointly Insured Parties may be executed in two or more counterparts, all of which taken together shall be deemed one and the same instrument.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

SEI ASSET ALLOCATION TRUST	By	/s/ Timothy D. Barto

SEI DAILY INCOME TRUST	By	/s/ Timothy D. Barto

SEI INSTITUTIONAL INTERNATIONAL TRUST	By	/s/ Timothy D. Barto

SEI INSTITUTIONAL INVESTMENTS TRUST	By	/s/ Timothy D. Barto

SEI INSTITUTIONAL MANAGED TRUST	By	/s/ Timothy D. Barto

SEI TAX EXEMPT TRUST	By	/s/ Timothy D. Barto

SEI INSURANCE PRODUCTS TRUST	By	/s/ Timothy D. Barto

SEI CATHOLIC VALUES TRUST	By	/s/ Timothy D. Barto

ADVISER MANAGED TRUST	By	/s/ Timothy D. Barto

NEW COVENANT FUNDS	By	/s/ Timothy D. Barto

SEI STRUCTURED CREDIT FUND, L.P.	By	/s/ Timothy D. Barto

THE ADVISORS’ INNER CIRCLE FUND	By	/s/ Dianne Descoteaux

THE ADVISORS’ INNER CIRCLE FUND II	By	/s/ Dianne Descoteaux

THE ADVISORS’ INNER CIRCLE FUND III	By	/s/ Dianne Descoteaux

BISHOP STREET FUNDS	By	/s/ Dianne Descoteaux

THE KP FUNDS	By	/s/ Dianne Descoteaux

GALLERY TRUST	By	/s/ Dianne Descoteaux

CAUSEWAY CAPITAL MANAGEMENT TRUST	By	/s/ Dianne Descoteaux

CAUSEWAY ETMF TRUST	By	/s/ Dianne Descoteaux

SCHRODER SERIES TRUST	By	/s/ Dianne Descoteaux

SCHRODER GLOBAL SERIES TRUST	By	/s/ Dianne Descoteaux

SEI INVESTMENTS MANAGEMENT CORP.	By	/s/ Timothy D. Barto

SEI GLOBAL SERVICES, INC.	By	/s/ Bernadette Sparling

SEI INVESTMENTS GLOBAL FUNDS SERVICES	By	/s/ Bernadette Sparling

SEI INVESTMENTS DISTRIBUTION CO.	By	/s/ John C. Munch

SEI INSTITUTIONAL TRANSFER AGENT, INC.	By	/s/ Timothy D. Barto

Addendum No. 1 to Agreement Among Jointly Insured Parties

This Addendum No. 1 dated __________ to the Agreement Among Jointly Insured Parties (the “Agreement”) dated August 19, 2018 by and among SEI Asset Allocation Trust, SEI Daily Income Trust, SEI Institutional International Trust, SEI Institutional Investments Trust, SEI Institutional Managed Trust, SEI Tax Exempt Trust, Adviser Managed Trust, New Covenant Funds, SEI Structured Credit Fund, L.P., SEI Insurance Products Trust, SEI Catholic Values Trust, The Advisors’ Inner Circle Fund, The Advisors’ Inner Circle Fund II, The Advisors’ Inner Circle Fund III, Bishop Street Funds, The KP Funds, Gallery Trust, Causeway Capital Management Trust, Causeway ETMF Trust, Schroder Series Trust, Schroder Global Series Trust (each a “Fund”, and collectively, the “Funds”), SEI Investments Management Corp., SEI Investments Distribution Co., SEI Global Services, Inc., SEI Investments Global Funds Services and SEI Institutional Transfer Agent, Inc. (each as an “SEI Service Entity” and collectively, the “SEI Service Entities”) (the Funds and the SEI Service Entities are collectively referred to as the “Insureds”).

WHEREAS, ____________ (“New Insured”) wishes to join as an additional Insured under the Agreement;

WHEREAS, the Agreement permits the addition of New Insured during the current term provided certain conditions are satisfied, including the execution of an Addendum in the form attached thereto; and

WHEREAS, the premium paid by each Fund following the addition of New Insured will be no more than the premium such Fund would have had to pay if it had provided and maintained a single insured bond;

NOW, THEREFORE, it is hereby agreed as follows:

1.	Unless otherwise specified, capitalized terms used in this Addendum are defined as set forth in the Agreement.

2.	New Insured represents that (a) it satisfies the requirements of Rule 17g-1(b) and (j) under the Act for inclusion in the Bond; and (b) such investment company has retained an SEI Service Entity to provide services to it.

3.       New Insured agrees to be bound by all the terms of the Agreement.

4.       New Insured shall deliver a copy of this executed Addendum to each Insured.

IN WITNESS WHEREOF, New Insured has caused this Addendum to be executed by its officer hereunto duly authorized as of the day and year first above written.

By